UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Calavo Growers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Since 1924

The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2016

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Calavo Growers, Inc., a California corporation, will be held on April 27, 2016 at 1:00 p.m. Pacific Time at 15765 W. Telegraph Road, Santa Paula, California, 93060 for the following purposes:

(1)	To elect the thirteen directors named in this proxy statement, each for a term of one year;

(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2016;

(3)	To conduct an advisory vote on executive compensation;

(4)	To reapprove the performance criteria included in Calavo’s 2011 Management Incentive Plan; and
(5)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The close of business on February 29, 2016 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.  For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1141-A Cummings Road, Santa Paula, California.

Accompanying this Notice is a proxy.  Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.  If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.  To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 22, 2016.

All shareholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ Lecil E. Cole

Lecil E. Cole
Chairman of the Board of Directors, and
Chief Executive Officer

February 29, 2016

Santa Paula, California

Since 1924

The First Name in Avocados

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Calavo Growers, Inc. to be held on Wednesday, April 27, 2016, beginning at 1:00 p.m. local time, at 15765 W. Telegraph Road, Santa Paula, California, 93060 and at any postponements or adjournments thereof.  This proxy statement and the accompanying proxy are being mailed to shareholders on or about March 14, 2016 in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on April 27, 2016.  As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement.  This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the annual meeting of shareholders;
•	Our 2015 Annual Report, which includes key information from our 2015 Form 10-K; and
•	A proxy card or a voting instruction card for the annual meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers for fiscal 2015, and other required information.

How may I obtain a copy of Calavo’s 2015 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2015 Annual Report to Shareholders, which includes key information from our 2015 Form 10-K, is enclosed.  Shareholders may request another free hard copy of our 2015 Annual Report to Shareholders and/or a free copy of our entire Form 10-K, from:

Corporate Controller
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

(805) 525-1245

Calavo also will furnish any exhibit to our 2015 Form 10-K, if specifically requested, for a fee of $0.20 per page to cover our expenses.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27,  2016

This proxy statement, the accompanying proxy, our 2015 Annual Report to Shareholders and our 2015 Form 10-K are also available on our website at http://www.calavo.com.

How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders.  We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered.  Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to Calavo Growers, Inc., 1141-A Cummings Road, Santa Paula, California 93060, Attention James Snyder, or by calling Mr. Snyder at (805) 525-1245.

How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date, and return each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors

•	The ratification of Calavo’s independent registered public accounting firm for the 2016 fiscal year
•	Advisory vote on executive compensation
•	Reapproval of the performance criteria included in Calavo’s 2011 Management Incentive Plan

We also will consider any other business that properly comes before the annual meeting.  See question below.

What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.  If you grant a proxy, the persons named as proxy holders, Lecil E. Cole and J. Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the thirteen nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2016 fiscal year, FOR the approval of the compensation of Calavo’s named executive officers, and FOR reapproval of the performance criteria included in Calavo’s 2011 Management Incentive Plan.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on February 29, 2016, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting.  You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and

(2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.  On the Record Date, we estimate Calavo had approximately 17.4 million shares of common stock issued and outstanding.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting.  If you are a shareholder of record, you may vote by submitting a proxy.  If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.  For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes.  Calavo shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card (generally obtained from your broker, trustee or nominee) provided and mailing it in the accompanying pre-addressed envelope.   The voting instruction card provided by your broker, trustee or nominee may also provide you with the option to vote by telephone or the internet.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the annual meeting.  If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at the address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” prior to your shares being voted or by attending the annual meeting and voting in person.   Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.  For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR," "WITHHOLD AUTHORITY" or "ABSTAIN" with respect to each of the nominees.   You also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2016 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the reapproval of the performance criteria included in Calavo’s 2011 Management Incentive Plan.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.  If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, and FOR the advisory approval of the compensation of Calavo’s named executive officers).

What is the voting requirement to approve each of the proposals?

In the election of directors, the thirteen director candidates receiving the highest number of affirmative votes will be elected.  Approval to ratify the appointment of our independent registered public accounting firm for the 2016 fiscal year and approval of the advisory vote on executive compensation each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the reapproval of the performance criteria included in Calavo’s 2011 Management Incentive Plan (Proposal No. 4) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1, 3, and 4.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote.  Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.  For example, if you own 100 shares of stock and there are 13 directors to be elected at the annual meeting, you may allocate 1,300 "FOR" votes (13 times 100) among as few or as many of the 13 nominees to be voted on at the annual meeting as you choose.  You may not cumulate your votes against a nominee.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting.  If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote by proxy card or voting instruction card and sign your card with no further instructions, Lecil E. Cole and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Cumulative voting applies only to the election of directors.  For all other matters, each share of common stock outstanding as of the close of business on February 29, 2016, the record date for the annual meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company Broadridge Financial Solutions.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  We have retained Broadridge Financial Solutions, to assist with the solicitation of proxies from the shareholders of record for a fee of approximately $10,000, plus expenses.  We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners.  Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

250 Royall St

Canton, MA 02021

(800) 962-4284

Annual Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, and an advisory vote on executive compensation.  In addition, management will report on our performance during fiscal year 2015 and respond to questions from shareholders.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 22, 2016.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy.  Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings.  For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 18, 2016.  If the date of next year's annual meeting is moved more than 30 days before the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  Proposals should be addressed to our corporate address:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2017 annual meeting of shareholders but which the shareholder does not intend to have included in our proxy statement for next year’s annual meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the address specified in the preceding paragraph not earlier than the close of business on December 29, 2016 and not later than the close of business on January 27, 2017.  Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating and Corporate Governance Committee.  Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws.  See “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com.  All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles.  Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.  We have adopted a code of ethics that applies to all of our directors, officers and employees.  A copy of our code of ethics is posted on our Internet site at http://www.calavo.com.

Shareholders may request free printed copies of our code of ethics and our Board committee charters from:

Calavo Growers, Inc.

Attention:  Corporate Secretary

1141-A Cummings Road

Santa Paula, CA 93060

(805) 525-1245

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has thirteen directors.  The Board has recommended the election of the thirteen director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules:  James Helin, George Barnes, John Hunt, Marc Brown, Michael A. DiGregorio, Egidio Carbone, Jr., and Steven Hollister.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating and Corporate Governance, and (4) Compensation.  The membership during the last fiscal year through the date of this proxy statement, and the function of each of the committees, are described below.  During fiscal year 2015, the Board held 11 meetings.  Each director attended at least 75% of all Board and applicable Committee meetings for which he or she served as a Committee member.  Directors are encouraged by the Board to attend annual meetings of Calavo’s shareholders, and all of our directors attended the 2015 annual meeting of shareholders.

The Board has determined that each current member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ regarding the independence of audit committee members. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Lecil E. Cole	**
James D. Helin			*	*
Michael A. DiGregorio		*		*
George H. Barnes			*
Harold S. Edwards	*
Egidio Carbone, Jr.		**
Donald M. Sanders	*
Dorcas H. Thille	*
Scott Van Der Kar	*
J. Link Leavens	*
John M. Hunt		*	**
Steven Hollister		*		**
Marc L. Brown			*
Number of meetings in fiscal year 2015	0	5	1	5

*Member.

**Chair.

Executive Committee.  The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy.

Audit Committee.  The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons.  The Audit Committee works closely with management as well as the independent registered public accounting firm.

The Board has determined that Egidio Carbone, Jr. and Michael A. DiGregorio are audit committee financial experts as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 45.  The charter of the Audit Committee is on our website at http://www.calavo.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our

Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

The charter of the Nominating and Corporate Governance Committee is on our website at http://www.calavo.com.

Compensation Committee.   The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants.  Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. The Compensation Committee may not delegate its duties or responsibilities within the scope of its authority pursuant to its charter.  For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com.

Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon applicable facts and circumstances.  The Board believes that presently it is in the best interest of Calavo and its shareholders that the positions of Chairman of the Board and CEO should not to be separated.  Mr. Cole’s diverse history with Calavo, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of Calavo’s day-to-day operations.

Although the Board has not designated any other director to serve as its “lead independent director,” all of Calavo’s other directors have access to the CEO and other Calavo executives on request.  In addition, Calavo’s independent directors serve actively on Board committees and may request agenda topics to be addressed at Board and committee meetings.

Risk Oversight

The Board identifies and reviews with senior corporate management issues concerning the key areas of business and financial risk to which Calavo is exposed.  In this context “business and financial risk” is broadly construed to include risks, of whatever nature or source:  (1) to the achievement of Calavo’s strategic or tactical objectives and its financial plans; (2) to management effectiveness; (3) to Calavo’s reputation or legal position; and (4) to Calavo’s financial condition, results of operations or cash flows.

The Board has delegated to the Compensation Committee the duty to consider whether Calavo’s compensation practices and policies for its executive officers create unnecessary risks to Calavo.  The Compensation Committee reports back to the full Board with respect to its assessment.

Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for membership on the Board.  In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.  Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, CA 93060

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws.  See "Questions and Answers— What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.  Although the Nominating and Corporate Governance Committee believes that director nominees should add to the range of backgrounds and experiences of Calavo directors, neither the Nominating and Corporate Governance Committee nor the Board has a policy regarding the consideration of diversity in identifying and evaluating director nominees.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons.  These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.  As described above, the Nominating and Corporate Governance Committee considers shareholder nominations for candidates for the Board.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

Each of our non-employee directors is paid a $10,000 annual retainer for services rendered from January to December and is reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director.  The chairs of the Audit Committee and the Compensation Committee each received an additional retainer of $10,000, and the chair of the Nominating and Corporate Governance Committee received an additional retainer of $5,000.  Each non-employee director also receives cash compensation of $2,000 for each day of attendance at each Board meeting.  Additionally, committee members receive $500 per committee meeting attended, although members of the Executive Committee receive a meeting fee of $1,000 per Executive Committee meeting attended.  Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board of Directors.

On January 20, 2015, all 12 of our non-employee directors were granted 1,750 restricted shares each (total of 21,000 shares).  These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $40.39.  As of January 8, 2016, these shares will vest and be unrestricted.

On January 4, 2016, all 12 of our non-employee directors were granted 1,750 restricted shares each (total of 21,000 shares).  These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $48.46.  As of January 3, 2017, these shares will vest and be unrestricted.

Director Compensation Table

The following table summarizes compensation that our directors (other than Lecil Cole, a named executive officer) earned during fiscal 2015 for services as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option/Stock Awards ($)(1)		Total ($)	Options Held at 10/31/15
George Barnes	$48,000	$71,000	(2)	$119,000	-
Marc Brown	$55,500	$71,000	(2)	$126,500	8,000
Egidio Carbone	$68,000	$71,000	(2)	$139,000	2,000
Harold Edwards	$50,000	$71,000	(2)	$121,000	-
Steven Hollister	$70,000	$71,000	(2)	$141,000	-
John Hunt	$62,500	$71,000	(2)	$133,500	-
J. Link Leavens	$54,000	$71,000	(2)	$125,000	-
Dorcas H. Thille	$54,000	$71,000	(2)	$125,000	-
Donald Sanders	$54,000	$71,000	(2)	$125,000	-
Michael DiGregorio	$54,000	$71,000	(2)	$125,000	10,000
Scott Van Der Kar	$54,000	$71,000	(2)	$125,000	-
James Helin	$56,500	$71,000	(2)	$127,500	4,000
Total	$680,500	$852,000		$1,532,500	24,000

(1)

Valuation is based on the dollar amount of restricted stock/option grants recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 with respect to fiscal 2015.  These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the directors with respect to these awards.  The assumptions we used with respect to the valuation of option grants are set forth in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for year ended October 31, 2015.

(2)

The grant date fair value of restricted stock granted during fiscal year 2015 for all non-employee directors, was computed in accordance with FASB ASC Topic 718, was $852,000.  Such grant vested in full on January 1, 2016.  The market price of our common stock at the grant date was $40.39.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are thirteen nominees for election to our Board this year.  All of the nominees have served as directors since the last annual meeting.  Each director is elected annually to serve until the next annual meeting or until his or her successor is elected.  There are no family relationships among our executive officers and directors.

The thirteen director candidates receiving the highest number of affirmative votes at the annual meeting will be elected.

If you sign your proxy or voting instruction card, but do not give instructions with respect to voting for directors, your shares will be voted for the thirteen persons recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors.  If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the thirteen persons who will be voted upon at the annual meeting.  See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors.  In the event that any nominee should become unavailable, however, the proxy holders, Mr. Cole and Mr. Leavens, will vote for a nominee or nominees designated by the Board.

Lecil E. Cole	Director since 1982

Mr. Cole, age 76, has served as our Chairman of the Board of Directors, Chief Executive Officer and President since February 1999.  He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996.  Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996 (both of these entities were acquired by Calavo in 2008).  Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Cole’s vast and diverse history with Calavo, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of our day-to-day operations.  Mr. Cole also provides great insight as to how Calavo grew into the organization that it is today.  His institutional knowledge is an invaluable asset to the Board in effecting its oversight of Calavo and its path into the future.  Mr. Cole’s presence on the Board also allows for a flow of information and ideas between the Board and management.

George H. Barnes	Director since 2004

Mr. Barnes, age 83, has owned and operated avocado groves since 1988 and has served as a member of the California Avocado Commission for eight years.  Mr. Barnes was a director of Calavo from 2000 through 2002.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Barnes’ diverse experience in the agriculture industry has provided the Board insight and understanding that has assisted the Board’s oversight of Calavo.

James D. Helin	Director since 2011

Mr. Helin, age 73,  is a management consultant with JDH Associates and has over 35 years of experience in consumer marketing on numerous national packaged goods brands.  Additionally, Mr. Helin has a wide-range of agricultural commodity experience and knowledge in both executive management and marketing management.  He has served as a board member on numerous companies’ boards of directors.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Helin’s wide array of experience in the business world give the Board a unique perspective.  Mr. Helin’s collective experiences allow him to better appreciate the issues management faces.

Donald M. Sanders	Director since 2002

Mr. Sanders, age 68, has served as President and Owner of S&S Grove Management Services, Inc. since 1991.  In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocado orchards.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Sander’s diverse experience in the agriculture industry has provided the Board vast insight and understanding that has assisted the Board’s oversight of Calavo.

Michael A. DiGregorio	Director since 2013

Mr. DiGregorio,  age 61,  has spent the past 30 years in senior financial and operating capacities in domestic and international markets. A CPA by background, he has been CFO of public and private companies, and also as president of two large organizations. 13 of those years were spent working with private equity groups, in which he helped transform underperforming companies and helped add significant market value to these enterprises.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DiGregorio’s 30-year experience in financial and operating capacities is very beneficial to the Board and Calavo as a whole. Mr. DiGregorio’s vast experiences and successes in the business world are also an invaluable asset to the Board as it evaluates not only the Company’s present circumstances, but the direction it will head in the future.

Scott Van Der Kar	Director since 1994

Mr. Van Der Kar, age 61, has served as a manager of his family’s farm, Pinehill Ranch, since 1978.  The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959.  He is a current member of the board of the California Chermoya Association, a former member of the board of the Santa Barbara County Workforce Investment Board, and is a former director of the Santa Barbara County Farm Bureau.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Van Der Kar’s diverse experience in the agriculture industry has provided the Board with valuable insight and understanding that has assisted the Board’s oversight of Calavo.

J. Link Leavens	Director since 1987

Mr. Leavens, age 64,  is the general manager of Leavens Ranches, a family partnership that farms 1100 acres of lemons and avocados in Ventura and Monterey Counties.  He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee.  Leavens Ranches have been Calavo members since 1956.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Leavens’ experience in managing agricultural partnerships and properties for over 35 years provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Dorcas H. Thille	Director since 1986

Ms. Thille age 84, owns and operates the J.K. Thille Ranches, a 280-acre farm on which avocados, lemons and vegetables have been grown since 1949.  She is a former member of the board of the Saticoy Lemon Association, as well as a former member of the Agricultural Issues Center of the University of California.  She served on the board of the Agricultural Council of California and as chairman of the board.  In addition, she served on the University of California President’s Advisory Commission.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Thille’s history with Calavo is vital to the Board’s collective knowledge of Calavo’s operations.  Ms. Thille also provides great insight as to how Calavo grew into the organization that it is today.

John M. Hunt	Director since 1993

Mr. Hunt, age 59, has served as the General Manager of Embarcadero Ranch since 1982 where he manages a 400-acre avocado and citrus ranch.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hunt’s diverse experience in the agriculture industry has provided the Board with significant insight and understanding that has assisted the Board’s oversight of Calavo.

Egidio Carbone, Jr.	Director since 2005

Mr. Carbone, age 75, served as Vice-President, Finance and Corporate Secretary for Calavo from 1980 to 2002.  He was also an active CPA from 1967 to 2002 in the State of California and has taught accounting and finance at the college level.   He has served as a member of the board of directors of the California Avocado Commission from 2008 to present.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Carbone’s experience as Calavo’s former Vice-President, Finance and Corporate Secretary is invaluable to the insight of the Board of Directors.  Mr. Carbone’s experience is also significant to the Board and to the Audit Committee in understanding today’s complex and ever-changing accounting rules and regulations.

Harold Edwards	Director since 2006

Mr. Edwards, age 50, has been the President and Chief Executive Officer of Limoneira Company, an agricultural, real estate and community development company, since November 2004.  Prior to joining Limoneira Company, Mr. Edwards was the President of Puritan Medical Products, a division of Airgas Inc. from January 2003 to November 2004; Vice President and General Manager of Latin America and Global Expert of Fisher Scientific International, Inc. from September 2001 to December 2002; General Manager of Cargill Animal Nutrition Philippines operations, a division of Cargill, Inc., from May 2001 to September 2001; and Managing Director of Agribrands Philippines, Inc., a division of Agribrands International (Purina) from 1999 to 2001.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Edwards’ wide array of experiences in the business world give the Board a unique perspective on not only its business, but also the broader economy.  Mr. Edwards’ experiences as an executive of other companies allow him to better appreciate the day-to-day issues management faces, thereby allowing for better communications between the Board and management.

Steven Hollister	Director since 2008

Mr. Hollister, age 58, is a Managing Member of Rocking Spade, LLC, as a diversified investor and developer, with interests in ranching, vineyards and commercial properties.  Mr. Hollister served as Vice President of Sunrise Mortgage & Investment Company, a commercial mortgage broker, from 2006 to 2013.  Additionally, Mr. Hollister served as Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center from 2002 to 2006.  In addition, Mr. Hollister was Senior Vice President of Central Coast Farm Credit for 17 years.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hollister’s diverse business experience in finance and agriculture gives the Board insight into Calavo’s present circumstances and future direction.

Marc L. Brown	Director since 2010

Mr. Brown, age 64, has been a member of TroyGould PC, a Los Angeles law firm, since 2000.  TroyGould PC represents Calavo as legal counsel.  Mr. Brown brings to the Board of Directors over thirty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, corporate governance, executive compensation, and compliance with the United States securities laws.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Brown’s extensive experience as an attorney makes him a valuable resource for our Board of Directors in its analysis of a variety of business and legal issues.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the thirteen nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2016.  We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP.  Starting in the 3rd quarter of fiscal 2015,  Deloitte & Touche LLP served as our independent registered public accounting firm.  See "Principal Auditor Fees and Services" on page 44.  Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and, if they desire, make a statement.

If the appointment is not ratified by our shareholders, the Board will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), as set forth in Section 14A(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.  At the 2011 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis.  The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s executive officers.  Our five named executive officers are identified below in the Summary Compensation Table.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.  Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2016 Proxy Statement of Calavo Growers, Inc. pursuant to Item 402 of SEC Regulation   S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. The Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

REAPPROVAL OF THE PERFORMANCE CRITERIA INCLUDED IN CALAVO’S 2011 MANAGEMENT INCENTIVE PLAN

Our Board of Directors recommends shareholder reapproval of the performance criteria used for performance-based awards granted under Calavo’s 2011 Management Incentive Plan (the “2011 Plan”), in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended and including the treasury regulations promulgated thereunder (the “Code”).  In order for such awards to qualify as performance-based awards under Section 162(m) of the Code, shareholders must reapprove such performance criteria every five years.

The 2011 Plan was approved by our shareholders at Calavo’s 2011 annual meeting.  That shareholder approval included approval of the performance criteria that are set forth in the 2011 Plan.

Shareholders are not being asked to approve any amendments to the 2011 Plan or to approve the 2011 Plan itself under this proposal, but instead are only being asked to reapprove the performance criteria included in the 2011 Plan for continued qualification under Section 162(m) of the Code.

Reasons for the Proposal

Shareholder reapproval of the performance criteria set forth in the 2011 Plan is required for Calavo to continue to be able fully deduct all compensation that is paid by us to our executive officers under the 2011 Plan. Section 162(m) of the Code limits the federal income tax deduction for compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers excluding our Chief Financial Officer (referred to as the “designated executive officers”) to $1,000,000 per fiscal year for each designated executive officer. This limitation does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code.

Performance awards granted under the 2011 Plan are intended to qualify as performance-based compensation that is fully deductible under Section 162(m) of the Code. To qualify, the performance award must be subject to performance criteria established by a committee or subcommittee comprised solely of two or more of Calavo’s outside directors (in the case of Calavo, the Compensation Committee). In addition, the performance criteria must be disclosed to and approved by the Company’s shareholders. Furthermore, subsequent to the original approval by shareholders of the performance criteria in 2011, the performance criteria must be disclosed to and reapproved by Calavo’s shareholders no later than the first meeting of shareholders that occurs in the fifth year following the year in which shareholders previously approved the performance criteria.

If shareholders’ reapproval of the performance criteria is not obtained at the 2016 Annual Meeting, performance awards granted under the 2011 Plan after the Annual Meeting will be subject to the $1,000,000 deduction limit, which would result in additional cost to Calavo to the extent amounts of compensation paid to the designated executive officers are not deductible.

Summary of the 2011 Plan

A copy of the 2011 Plan is attached as Appendix A to this proxy statement.  The following is a summary of relevant sections of the 2011 Plan. The summary is qualified in its entirety by reference to the full text of the 2011 Plan.

Purpose

The primary purpose of the 2011 Plan is to promote the interests of Calavo and its shareholders by (1) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries and (2) enabling 2011 Plan participants to participate in Calavo’s growth and financial success.

Administration

The 2011 Plan is administered by Calavo’s Compensation Committee, each member of which is (1) an “outside director” within the meaning of Section 162(m) of the Code, (2) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (3) an “independent director” within the meaning of NASDAQ rules regarding the independence of compensation committee members.  The Compensation Committee establishes the terms of awards under the 2011 Plan to Calavo’s executive officers.  The Board of Directors is entitled, in its discretion, to grant awards under the 2011 Plan to directors who are not employees. Also, the Compensation Committee is entitled to permit Calavo’s Chief Executive Officer to make awards under the 2011 Plan to employees and consultants who are not executive officers of Calavo.

Eligible 2011 Plan Participants

All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2011 Plan.

Shares and Cash Available for Awards

Up to 1,500,000 shares of common stock may be issued by Calavo under the 2011 Plan. However, no person may be granted awards under the 2011 Plan during any fiscal year that cover more than 150,000 shares of common stock. The preceding limits are subject to proportionate adjustment in the event of a stock split, reverse stock split, stock dividend or other specified corporate transaction.

The maximum amount of a cash award that may be paid under the 2011 Plan to any participant in any fiscal year is $4,000,000.

As of February 1st, 2016, 1,260,138 shares of our common stock were available for issuance by Calavo under the 2011 Plan.  The closing price per share of our common stock, as reported on the NASDAQ Global Select Market on February 1st, 2016, was $53.24.

No award may be granted under the 2011 Plan after December 9, 2020, which is the tenth anniversary of the adoption of the 2011 Plan by the Board of Directors.

The terms of each award under the 2011 Plan, including the performance goals and vesting terms of the award, are evidenced by an agreement in a form approved by the Compensation Committee.  The award agreement also covers the consequences of the participant’s termination of employment and the exercise period of a stock option.

Types of Awards

Awards may be made under the 2011 Plan in the form of:

•

Stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code (“incentive stock options”), provided that incentive stock options may be granted only to employees of Calavo and its subsidiaries;

•	Stock options that are not incentive stock options (“nonqualified stock options”);

•

Stock appreciation rights (“SARs”) that represent an unfunded and unsecured promise to deliver shares of common stock, cash or other property equal in value to the excess, if any, of the fair market value per share over the exercise (or base) price per share of the SARs;

•	Shares of common stock that are subject to specified transfer restrictions, forfeiture provisions and other terms specified in the award agreements (“restricted shares”);
•

Restricted stock units that represent an unfunded and unsecured promise to deliver shares of common stock, cash or other property in accordance with the terms of the applicable award agreement (“restricted stock units”);

•	Other equity-based or equity-related awards that the Compensation Committee determines are consistent with the purpose of the 2011 Plan and the interests of Calavo; and
•	Awards that may be settled in cash.

Performance Awards; Performance Criteria to be Reapproved by Shareholders

As described above, under Section 162(m) of the Code an income tax deduction is not available to Calavo for annual compensation in excess of $1,000,000 paid to a designated executive officer unless the compensation is performance-based compensation within the meaning of Section 162(m).

Nonqualified stock options, incentive stock options and SARs granted under the 2011 Plan will be considered performance-based compensation within the meaning of Section 162(m) of the Code if their exercise (or base) prices are equal to at least 100% of the fair market value of a share of common stock on the date of grant.  The 2011 Plan provides that the exercise price of each share of common stock covered by a nonqualified stock option or an incentive stock option may not be less than 100% of the fair market value of a share of common stock on the option’s grant date.  The 2011 Plan provides that the exercise price (or base value) of each share of common stock covered by an SAR may not be less than 100% of the fair market value of a share of common stock on the SAR’s grant date.  The 2011 Plan does not specify a minimum purchase price for restricted shares, restricted stock units or other equity-based awards.  The 2011 Plan does not permit options to be “repriced.”

Under the 2011 Plan, the Compensation Committee has the authority to designate cash incentive awards, restricted share awards and restricted stock units awards as performance-based compensation under Section 162(m) of the Code. To be performance-based compensation within the meaning of Section 162(m), such awards must be conditioned on the achievement of one or more objective performance goals during a performance period specified by the Compensation Committee.

The 2011 Plan provides that, within the first ninety days of a performance period specified by the Compensation Committee (which generally will be a fiscal year but which can be a longer or shorter period), the Compensation Committee will establish the terms of performance awards that are made to our executive officers and will define in an objective manner the method of calculating the performance criteria it selects to use for the performance period.  The Compensation Committee has discretion to select (1) the type of performance awards to be issued (which can be cash incentive awards and/or equity-based awards), (2) the performance criterion or criteria that will be used to establish the performance goal or goals, (3) the performance goal or goals that must be satisfied during the performance period, and (4) the objective performance formula that will be used to determine whether all, some portion or none of the participant’s performance award has been earned during the performance period.

The 2011 Plan provides that the performance criteria that will be used by the Compensation Committee to establish the performance goal(s) with respect to performance awards will be based on the attainment of specific levels of performance of Calavo or any of its subsidiaries, affiliates, divisions or operational units, or any combination of the foregoing, calculated over a period of one fiscal year or any other shorter or longer period specified by the Compensation Committee, and will be limited to the following performance criteria:  (1) net income; (2) income before income taxes; (3) net income per share of common stock; (4) earnings before interest, taxes, depreciation and/or amortization; (5) increases in share price; (6) sales (including specified types or categories of sales); (7) gross or net margin; (8) operating income; (9) reductions in costs and expenses (including specified types or categories of costs and expenses); (10) cash flow (including specified types or categories of cash flow); (11) return on shareholders’ equity or invested capital; (12) return on assets or sales; (13) working capital; (14) objective measures of productivity or operating efficiency; (15) market share (in the aggregate or by segment); (16) amount or performance of business acquisitions; (17) market capitalization; and (18) book value. Such performance criteria may be applied on an absolute basis, be relative to one or more peer companies of Calavo or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.

To date, the Compensation Committee has used Calavo’s net income as the applicable performance criterion, but it reserves the right to use any of the other performance criteria listed in the preceding paragraph.  Accordingly, the Board of Directors is requesting our shareholders to reapprove all of the performance criteria that are listed in the preceding paragraph.

The 2011 Plan authorizes the Compensation Committee, in its discretion and during the first ninety days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), to adjust or modify the calculation of a performance goal for such performance period to the extent permitted under Section 162(m) of the Code (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting Calavo or (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting Calavo or the financial statements of Calavo or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

The 2011 Plan also provides that:  (1) unless otherwise specified in the applicable award agreement or agreed to by the Compensation Committee with respect to specified causes of employment termination, a participant must be employed by Calavo or a subsidiary on the last day of the performance period to be eligible for any payment with respect to a performance award; (2) a participant is eligible to receive payment of a performance award only to the extent that the Compensation Committee certifies in writing that the performance goal has been achieved; and (3) the Compensation Committee has discretion to reduce or eliminate the amount of a performance award earned during a performance period.

  Amendment or Termination

The Board of Directors is authorized to amend or terminate the 2011 Plan, except that shareholder approval is required for any amendment (1) that would increase the number of shares of common stock issuable under the 2011 Plan, (2) that would permit the repricing of options, or (3) that requires shareholder approval under Section 162(m) of the Code, under the rules of NASDAQ or under any other applicable laws, rules or regulations. No amendment or termination of the 2011 Plan may, without the consent of the participant to whom any award has been granted, materially and adversely affect the rights of the participant under the award unless otherwise provided in the applicable award agreement.

  Federal Income Tax Consequences

To date, the Compensation Committee has determined that awards to executive officers will be payable in a combination of cash and restricted shares.  However, the Compensation Committee retains discretion to make awards in other forms, such as nonqualified stock options or incentive stock options.

The following discussion summarizes the United States income tax consequences of awards granted under the 2011 Plan under Federal income tax laws that are currently in effect. The discussion does not purport to be a complete description of such Federal income tax consequences, nor does it address foreign, state or local tax consequences. The tax consequences of a 2011 Plan participant’s awards may vary depending upon particular circumstances, and the income tax laws and regulations change frequently. Therefore, participants are encouraged to consult their own tax advisors regarding awards received under the 2011 Plan.

  Cash Awards

The recipient of a cash performance award under the 2011 Plan will recognize ordinary income when the award is paid to the recipient.

  Restricted Shares and Restricted Stock Units

A recipient of restricted shares or restricted stock units will realize no taxable income at the time of the grant so long as the restricted shares or restricted stock units are not vested (that is, they are subject to forfeiture and are not transferable) and so long as an election under Section 83(b) of the Code is not made with respect to the restricted shares.

The recipient of restricted shares or restricted stock units will recognize ordinary income when the award vests (unless a deferral election is duly made by the holder of restricted stock units) in an amount equal to the excess of the fair market value of the shares of common stock at the time of vesting over the purchase price for the shares, if any, and will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary. When the recipient sells shares of common stock, any amount received in excess of the fair market value of the shares on the date of vesting will be treated as long-term or short-term capital gain, depending upon the holding period of the shares (after vesting has occurred), and if the amount received is less than the fair market value of the shares on the date of vesting, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares. Dividends paid on restricted shares or restricted stock units that have not vested (and that have not been the subject of an election under Section 83(b) of the Code with respect to restricted shares) are treated as compensation income, subject to payroll tax withholding with respect to an employee of Calavo or a subsidiary.

Section 83(b) of the Code permits the recipient of restricted shares to elect, not more than thirty days after the date of receipt of the restricted shares, to include as ordinary income the difference between the fair market value of the restricted shares on the date of grant and their purchase price, if any, rather than being taxed when the restricted shares vest. If such an election is made, the holding period for long-term capital gain or loss treatment will commence on the day following the receipt of the restricted shares, dividends on the restricted shares will be treated as such and not as compensation, and the tax basis of the shares will be their fair market value at the date of grant.

  Nonqualified Stock Options and Incentive Stock Options

A recipient of a nonqualified stock option or an incentive stock option will realize no taxable income at the time of the grant of the option assuming that the exercise price of the option is not less than the fair market value of a share of common stock on the date of the grant.

The holder of a nonqualified stock option will recognize ordinary income at the time of the exercise of the option in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price of the shares. This taxable income will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary.

When a holder disposes of shares of common stock acquired upon the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares of common stock on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares of common stock on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

The holder of an incentive stock option will not recognize taxable income upon exercise of the option. In order to retain this tax benefit, the holder must make no disposition of the shares of common stock so received for at least one year from the date of exercise and for at least two years from the date of the grant of the incentive stock option. The holder’s compliance with the holding period requirement and other applicable tax provisions will result in the realization of long-term capital gain or loss when he or she disposes of the shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

If a holder disposes of shares acquired by exercise of an incentive stock option before the expiration of the required holding period, the gain, if any, arising from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent of the lesser of (1) the excess of the fair market value of the shares over the exercise price on the date the incentive stock option was exercised and (2) the excess of the amount realized over the exercise price upon such disposition. Any amount realized in excess of the fair market value on the date of exercise is treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

For purposes of the alternative minimum tax, the holder will recognize as an addition to his or her tax base, upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. If the holder makes a disqualifying disposition in the year of exercise, the holder will recognize taxable income for purposes of the regular income tax and the holder’s alternative minimum tax base will not be additionally increased.

  SARs

A recipient of SARs will realize no taxable income at the time of the grant or vesting of the SARs. The holder of the SARs will recognize ordinary income at the time that the SARs are exercised in an amount equal to the excess of the cash or fair market value of the shares of common stock received by the holder over the amount, if any, paid by the holder for the SARs. This taxable income will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary.

  Deductions for Calavo

Calavo will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the recipient of an award is considered to have realized ordinary income as a result of the award, assuming that the limitation under Section 162(m) of the Code is not applicable. Assuming that the holder of shares of common stock received on exercise of an incentive stock option disposes of the shares after compliance with the holding period requirement described above, Calavo will not be entitled to a Federal income tax deduction since the holder will not have realized any ordinary income in the transaction.

  New Plan Benefits

The size and terms of awards granted to our executive officers under the 2011 Plan in any fiscal year is subject to the Compensation Committee’s discretion and is, therefore, not determinable for future fiscal years.  Similarly, the size and terms of future awards under the 2011 Plan to other participants is subject to the discretion of the 2011 Plan administrator and is therefore not determinable.

Information regarding the performance-based cash and equity awards that our executive officers received with respect to our 2015 fiscal year is set forth below under “Executive Compensation—Compensation Discussion and Analysis.”  Information regarding the performance-based cash and equity awards that our executive officers are entitled to receive with respect to our 2016 fiscal year upon our achievement of specified levels of net income is also set forth below under “Executive Compensation—Compensation Discussion and Analysis.”

The Board of Directors unanimously recommends a vote “FOR” reapproval of the performance criteria that are set forth in Calavo’s 2011 Management Incentive Plan.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2016, concerning beneficial ownership by:

•	Holders of more than 5% of our common stock;
•	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
•	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of April 2, 2016 (60 days after February 1, 2016) through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of February 1, 2016	Percent of Common Stock Beneficially Owned as of February 1, 2016
BlackRock Inc	1,536,914	8.8%
Kenneth J. Catchot	516,472	3.0
Lecil E. Cole	442,782	2.5
Limoneira Company	360,000	2.1
J. Link Leavens(2)	379,102	2.2
Scott Van Der Kar(3)	133,277	*
Dorcas H. Thille	86,603	*
John M. Hunt	52,250	*
Steven Hollister(4)	21,900	*
Egidio Carbone, Jr(5)	23,304	*
Donald M. Sanders	18,387	*
James Helin(6)	17,250	*
Marc L. Brown(7)	16,750	*
Alan C. Ahmer	15,831	*
Michael A. DiGregorio(8)	12,250	*
Robert J. Wedin	11,409	*
Michael A. Browne	10,409	*
James Snyder	8,925	*
George H. Barnes(9)	7,250	*
B. John Lindeman	5,531	*
Harold Edwards(10)	3,997	*
Arthur J. Bruno	-	*
All directors and executive officers as a group (20 persons)	1,781,929	10.2

*    Less than 1.0%.

(1)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.  The information for such entities presented in the above table and the preceding sentence is based upon Schedules 13G filed by BlackRock, Inc. with the SEC and may not reflect the current number of shares of common stock held by the entity. The address of every other person named in the above table is the address of Calavo, which is 1141-A Cummings Road, Santa Paula, CA, 93060.
(2)	Includes 379,102 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(3)	Includes 131,527 shares held by Mr. Van Der Kar as trustee in multiple family trusts.
(4)	Includes 21,900 shares held by Mr. Hollister as trustee in a family trust.
(5)	Includes 2,000 shares that may be acquired upon the exercise of outstanding stock options. Includes 19,554 shares held by Mr. Carbone as trustee in a family trust.
(6)	Includes 4,000 shares that may be acquired upon the exercise of outstanding stock options.
(7)	Includes 8,000 shares that may be acquired upon the exercise of outstanding stock options.
(8)	Includes 6,000 shares that may be acquired upon the exercise of outstanding stock options.
(9)	Includes 5,500 shares held by Mr. Barnes as trustee in a family trust.
(10)	Mr. Edwards is the Chief Executive Officer of Limoneira Company. Mr. Edwards disclaims beneficial ownership of any shares of our common stock that are owned by Limoneira Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities.  We believe that, during fiscal year 2016, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions: Donald Sanders (late on one Form 4 representing three transactions), Dorcas Thille (late on one Form 4 representing 6 transactions) and James Helin (late on one Form 4 representing one transaction).  In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions.  In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo.  In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

•	The extent of the related person's interest in the transaction;
•	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	The benefits to Calavo;
•

The impact or potential impact on a director's independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services; and
•	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000.  A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;
2.

Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;

3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Six of our thirteen directors are controlling shareholders, partners, and/or executive officers of entities that market in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements.  During the fiscal year ended October 31, 2015, we paid the following amounts to each of those five directors, including to any entity affiliated with the director, with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
Lecil E. Cole	$1,988,105
John M. Hunt	488,162
Dorcas H. Thille	188,837
Scott Van Der Kar	1,165,087
J. Link Leavens	5,188,336
Harold Edwards(1)	7,263,657

(1)	As president of Limoneira Company

We did not have any amounts due to Board members as of October 31, 2015.Accounts payable to these Board members was $0.1 million as of October 31, 2014.

During fiscal years 2015, 2014, and 2013, we received $0.3 million as dividend income from Limoneira.  In addition, we lease office space from Limoneira four our corporate office.  Rent to Limoneira amounted to approximately $0.3 million for fiscal years 2015, 2014, and 2013.  Harold Edwards, who is a member of our Board of Directors, is the Chief Executive Officer of Limoneira Company.

During the 3rd and 4th quarters of fiscal 2015, in conjunction with another round of financing for FreshRealm, LLC (FreshRealm), we invested $0.8 million. Additionally, two officers of Calavo contributed $1.8 million, in exchange for a 2.8% ownership interest, and three board of director members contributed $0.3 million in exchange for 0.44% ownership interest. RFG is a supplier for FreshRealm.  In fiscal 2015 and 2014, we had sales of $0.5 million and $0.2 million to FreshRealm.

The three previous owners and current executives of RFG have a majority ownership of certain entities that provide various services to RFG.  RFG’s California operating facility leases a building from LIG partners, LLC (LIG) pursuant to an operating lease.  RFG’s Texas operating facility leases a building from THNC, LLC (THNC) pursuant to an operating lease.  Additionally, RFG sells cut produce and purchases raw materials, obtains transportation services, and shares costs for certain utilities with Third Coast Fresh Distribution (Third Coast).  LIG, THNC and Third Coast are majority owned by entities owned by three employees of Calavo (former/current executives of RFG). See the following tables for the related party activity and balances for fiscal year 2015 and 2014:

	Year ended October 31,
(in thousands)	2015	2014
Rent paid to LIG	$522	$518
Rent paid to THNC, LLC	$304	$304
Sales to Third Coast	$270	$1,013
Purchases from Third Coast	$195	$357

(in thousands):	October 31, 2015	October 31, 2014
Due to Third Coast	$-	$17
Due from Third Coast	$-	$407

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2015 fiscal year.  Those executive officers are referred to below as the “named executive officers.”

At the 2015 annual meeting of the shareholders, the shareholders on an advisory basis approved the compensation of the executive officers of Calavo as disclosed in Calavo’s 2015 proxy statement.  Based in part upon the results of this shareholder advisory vote, the Compensation Committee has determined to follow the shareholders’ recommendation and to continue to follow its compensation policies and procedures.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of the compensation program for our executive officers.  The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

•	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, such as financial and operational performance, as measured by metrics such as net income.  The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards that are based upon the achievement of objective performance goals such as net income levels, restricted stock grants, and other benefits and perquisites.  Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances. The Compensation Committee also awards discretionary cash and/or stock-based bonuses in appropriate circumstances.

We view these components of compensation as related, but distinct.  Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies.  The Compensation Committee’s most recent review occurred in January 2016.

From time to time, the Compensation Committee’s meetings include, for all or a portion of each meeting, the Committee members, our Chief Executive Officer, our Chief Financial Officer, a recording secretary and/or other Board members.  For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise.  Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code to the maximum extent possible.  Section 162(m) generally prohibits us from deducting the compensation of a named executive officer that exceeds $1,000,000 for a fiscal year unless that compensation is based on the achievement of objective performance goals and unless other specified requirements of Section 162(m) are satisfied.  However, we reserve the discretion to pay compensation to our executive officers that may not be deductible under Section 162(m) if we conclude that such compensation is appropriate to retain and motivate our executive officers.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies.  As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies.   The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2015, the Compensation Committee retained an independent compensation consultant, Farient Advisors LLC (“Farient”).  In September 2015, the Compensation Committee received from Farient reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs.  Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Farient and determined that it is an independent compensation consultant.  Farient does not provide any other services to Calavo, and the Compensation Committee met with Farient outside the presence of Calavo management.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies.  However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company.  We review base salaries for our named executive officers annually, and increases are based on our performance and individual performance.

In February 2015, the Compensation Committee increased all of our executive officers’ annual base salaries by 4%.  Mr. Cole’s annual base salary increased to approximately $585,000, Mr. Bruno’s base salary increased to approximately $324,000, and the base salaries of Messrs. Browne, and Wedin increased to approximately $260,000.  In awarding these increases, the Committee primarily considered the base salaries paid by our peer companies to similarly situated executives.  The Compensation Committee believes that this increase in these base annual salaries was necessary to continue to retain these services in a competitive market.

In June 2015, Mr. Bruno, retired as Calavo’s Chief Operating Officer, and Chief Financial Officer.

In June 2015, Calavo appointed Kenneth Catchot to serve as Calavo’s President and Chief Operating Officer. Mr. Catchot co-founded Renaissance Food Group, LLC (“RFG”) in 2003 and has served as an officer of RFG from 2003 to the date of his appointment as Calavo’s President and Chief Operating Officer. Mr. Catchot receives an annual base salary of $460,000.

In June, 2015, James Snyder, who currently serves as Calavo’s Corporate Controller, began serving as Calavo’s Interim Chief Financial Officer and remained as such until August 2015. Mr. Snyder receives a base salary of $196,000.

In August 2015, Calavo appointed B. John Lindeman to serve as Calavo’s Chief Financial Officer. Mr. Lindeman succeeds Arthur J. Bruno, who retired as Calavo’s Chief Financial Officer in June 2015. Mr. Lindeman receives an annual base salary of $300,000.

For 2015, the base salaries accounted for approximately 65% of total compensation for our Chief Executive Officer and approximately 58% on average for our other named executive officers.

In February 2016, the Compensation Committee increased certain executive officers’ base salaries for the 2016 fiscal to the following amounts:

Executive Officer	Base Salary for Fiscal 2016
Lecil Cole	$650,000
Kenneth Catchot	$460,000
B. John Lindeman	$325,000
Michael Browne	$325,000
Robert Wedin	$325,000

In awarding these base salary increases, the Compensation Committee reviewed the base salaries that are paid to executive officers by the peer group companies in Farient’s compensation survey referred to above under “Review of Compensation Surveys.”  The Compensation Committee believes that this increase in executive officers’ base salaries was necessary to retain these executive officers in a competitive market.

Annual Performance-Based Bonus Awards

During each fiscal year, the Compensation Committee evaluates our bonus compensation practices in light of the objectives of the compensation program.  As a result of this evaluation, the Compensation Committee determined that it was appropriate for our executive officers to be eligible to receive performance-based compensation upon the achievement of specified performance goals.  During the 2015 fiscal year, the performance-based goal was based upon our net income.  For each named executive officer, the Compensation Committee provided that the executive officer would receive a percentage of our net income if we achieved a threshold net income of $24,000,000.

The Compensation Committee believes that basing bonuses on the achievement of specified levels of net income provides a correlation between executive compensation and company performance.  A named executive officer’s entitlement to a performance-based payment is not accelerated in the event of the executive officer’s termination of employment.

For the 2015 fiscal year, the percentage of our net income that each named executive officer was entitled to receive as a performance-based bonus was as follows:

Executive Officer	Net income: $24M- $25M, bonus percent of net income:	Net income: $25M- $26M, bonus percent of net income:	Net income: $26M- $27M, bonus percent of net income:	Net income: $27M- $28M, bonus percent of net income:	Net income: $28M- $29M, bonus percent of net income:	Net income: $29M- $30M, bonus percent of net income:	Net income: $30M- $31M, bonus percent of net income:	Net income: $31M percent of net income:
Lecil Cole	0.50%	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%
Kenneth Catchot	0.35%	0.75%	1.15%	1.55%	1.95%	2.35%	2.75%	3.15%
Arthur Bruno	0.20%	0.50%	0.80%	1.10%	1.40%	1.70%	2.00%	2.30%
Michael Browne	0.15%	0.40%	0.65%	0.90%	1.15%	1.40%	1.65%	1.90%
Robert Wedin	0.15%	0.40%	0.65%	0.90%	1.15%	1.40%	1.65%	1.90%
James Snyder	0.15%	0.35%	0.55%	0.75%	0.95%	1.15%	1.35%	1.55%

The executive officers shown above are not eligible to receive bonuses unless net income for our 2015 fiscal year is at least $24,000,000, which the Compensation Committee concluded was the minimum net income that would result in increased shareholder value.

Our net income for the 2015 fiscal year was $27,199,000.  Fifty percent of each bonus for fiscal 2015 was paid in cash, and the remaining bonus was paid in restricted stock to vest over a 36 month period, with immediate vesting upon certain events, such as death or a change in control, as defined.

The Compensation Committee awarded the following cash bonuses to the named executive officers:

Executive Officer	Cash Bonus for Fiscal 2015
Lecil Cole	$271,989
Kenneth Catchot	$153,333
Arthur Bruno	$117,431
Michael Browne	$122,395
Robert Wedin	$122,395

Arthur Bruno retired in June 2015, and received a pro-rata share of his cash bonus percentage based on the percentage of the year employed.

The Compensation Committee awarded the following restricted stock bonuses to the named executive officers:

Executive Officer	Stock Award ($)	Restricted Shares Granted
Lecil Cole	$271,989	5,587
Kenneth Catchot	$153,333	4,330
Arthur Bruno	$-	-
Michael Browne	$122,395	2,514
Robert Wedin	$122,395	2,514

These shares have full voting rights and participate in dividends as if unrestricted.  The grant date fair value of restricted stock granted during fiscal year 2016 for the executive offices was computed in accordance with FASB ASC Topic 718, was $772,000.  The market price of our common stock at the grant date of January 8, 2016 was $48.68.  These shares vest in one-third increments, on an annual basis, beginning January 8, 2017.

Arthur Bruno retired in June 2015, and forfeited his portion of the restricted stock bonus.

In January 2016, the Compensation Committee established performance-based compensation awards for the named executive officers for the 2016 fiscal year.  For the 2016 fiscal year, the percentage of our net income that each named executive officer may be entitled to receive as a performance-based bonus is as follows:

Executive Officer	Net income: $28M- $29M, bonus percent of net income:	Net income: $29M- $30M, bonus percent of net income:	Net income: $30M- $31M, bonus percent of net income:	Net income: $31M- $32M, bonus percent of net income:	Net income: $32M- $33M, bonus percent of net income:	Net income: $33M- $34M, bonus percent of net income:
Lecil Cole	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%
Kenneth Catchot	1.00%	1.25%	1.60%	2.00%	2.35%	2.80%
B. John Lindeman	0.40%	0.65%	0.90%	1.40%	1.65%	1.90%
Michael Browne	0.40%	0.65%	0.90%	1.40%	1.65%	1.90%
Robert Wedin	0.40%	0.65%	0.90%	1.40%	1.65%	1.90%

The executive officers shown above are not eligible to receive performance-based bonuses unless net income for our 2016 fiscal year is at least $28,000,000, which the Compensation Committee concluded was the minimum net income that would result in increased shareholder value.  Net income, in excess of $34 million, will not generate any additional bonus. We anticipate that at least 50% of the performance-based bonus for fiscal 2016 shown above will be paid in restricted stock, to be vested over a 36 month period, as well as vesting immediately upon certain events, such as death and retirement.

The Compensation Committee reserves the right to pay discretionary bonuses to the named executive officers, depending on the facts and circumstances encountered during fiscal year 2016.

Additional Compensation Awards

In June 2015, Arthur Bruno retired from Calavo.  His unvested portion of restricted stock of 12,322 shares issued in February of 2015 and January of 2014 was forfeited. As part of his retirement on June 1st 2015, he was granted 12,322 shares of unrestricted stock.  The closing price of our stock on such date was $49.95. The grant date fair value of this unrestricted stock grant in accordance with FASB ASC Topic 718, was $615,000.

In August 2015, Calavo appointed B. John Lindeman to serve as Calavo’s Chief Financial Officer. Mr. Lindeman succeeds Arthur J. Bruno, who retired as Calavo’s Chief Financial Officer in June 2015.  Mr. Lindeman received a signing bonus of $100,000 in cash and $300,000 in restricted shares of Calavo common stock having a value of $300,000, to be vested over a 36 month period. Mr. Lindeman received 5,531 restricted shares with the market price of our common stock at the grant date of $54.24.

Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits.  We also offer participation in our defined contribution 401(k) plan.  After three months of service, we match 100% of the participants’ contributions to their 401(k) plan, up to a maximum of 6% of compensation.  General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all of our full-time U.S. employees.  In addition, we provide a car allowance or company car to each of our named executive officers.  We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Steven Hollister, Chair

James Helin

Michael DiGregorio

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Operating and Financial Officer, and our three other most highly compensated executive officers during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Lecil Cole	2015	$584,855	$271,989	$271,989	(1)	$-	$36,501	(4)	$1,165,334
Chief Executive Officer	2014	562,361	805,000	805,000		-	38,721		2,211,082
	2013	542,006	-	116,419		520,487	38,098		1,217,010
Arthur Bruno	2015	277,778	117,431	117,431	(1)	-	42,758	(5)	555,398
Former Chief Operating Officer, and	2014	311,929	425,500	425,500		-	44,466		1,207,395
Former Chief Financial Officer	2013	300,639	-	79,148		130,122	43,768		553,677
Kenneth Catchot	2015	328,885	210,791	210,791	(1)	-	35,305	(6)	785,772
Chief Operating Officer and President	2014	250,000	-	-		-	20,861		270,861
	2013	250,000	-	-		-	16,267		266,267
B. John Lindeman	2015	75,000	100,000	300,000	(3)	-	8,795	(7)	483,795
Chief Financial Officer	2014	-	-	-		-	-		-
	2013	-	-	-		-	-		-
James Snyder	2015	195,604	101,996	101,996	(1)	-	50,094	(8)	449,690
Former Interim Chief Financial Officer, and	2014	188,081	218,500	218,500		-	48,044		673,125
Corporate Controller	2013	181,273	-	39,364		60,723	43,500		324,860
Michael Browne	2015	259,900	122,395	122,395	(1)	-	51,414	(9)	556,104
Vice President, Fresh Operations	2014	249,904	258,750	258,750		-	50,149		817,553
	2013	240,859	-	44,347		69,398	48,705		403,309
Robert Wedin	2015	259,900	122,395	122,395	(1)	-	50,670	(10)	555,360
Vice President, Sales and Fresh Marketing	2014	249,904	258,750	258,750		-	42,987		810,391
	2013	240,859	-	44,347		69,398	40,821		395,425

(1)

Reflects amounts paid in restricted stock that were earned under the annual performance-based bonus awards and discretionary awards for officers discussed above in the Compensation Discussion and Analysis. The restricted stock with respect to services performed in the 2015 fiscal year was granted in January 2016 for all five of our executive officers and valued per FASB ASC Topic 718 totaling  $772,000. See Equity Compensation Awards discussed above in the Compensation Discussion and Analysis.

(2)	Reflects amounts paid in cash that were earned under the annual performance-based bonus awards for officers discussed above in the Compensation Discussion and Analysis.
(3)

Reflects the restricted stock signing bonus of 5,531 shares to our newly appointed Chief Financial Officer B. John Lindeman. The grant date fair value of restricted stock granted during fiscal year 2016 for the executive offices was computed in accordance with FASB ASC Topic 718, was $300,000.  The market price of our common stock at the grant date was $54.24.  These shares vest in one-third increments, on an annual basis, beginning July 21, 2016.

(4)

Consists of (i) $9,301 we paid on behalf of Mr. Cole related to health insurance, (ii) $11,196 we paid to Mr. Cole related to a car allowance, (iii) $15,850 of contributions made by us to our 401(k) plan on behalf of Mr. Cole, and (iv) $154 we paid on behalf of Mr. Cole related to life insurance.

(5)

Consists of (i) $15,409 we paid on behalf of Mr. Bruno related to health insurance, (ii) $9,330 we paid to Mr. Bruno related to a car allowance, (iii) $15,850 of contributions made by us to our 401(k) plan on behalf of Mr. Bruno, and (iv) $2,169 we paid on behalf of Mr. Bruno related to life insurance.

(6)

Consists of (i) $15,776 we paid on behalf of Mr. Catchot related to health insurance, (ii) $3,732 we paid to Mr. Catchot related to a car allowance (iii) $15,084 of contributions made by us to our 401(k) plan on behalf of Mr. Catchot, and (iv) $713 we paid on behalf of Mr. Catchot related to life insurance.

(7)

Consists of (i) $5,906 we paid on behalf of Mr. Lindeman related to health insurance, (ii) $2,799 we paid to Mr. Lindeman related to a car allowance, (iii) $90 we paid on behalf of Mr. Lindeman related to life insurance.

(8)

Consists of (i) $22,873 we paid on behalf of Mr. Snyder related to health insurance, (ii) $11,196 we paid to Mr. Snyder related to a car allowance, (iii) $15,850 of contributions made by us to our 401(k) plan on behalf of Mr. Snyder, and (iv) $175 we paid on behalf of Mr. Snyder related to life insurance.

(9)

Consists of (i) $23,333 we paid on behalf of Mr. Browne related to health insurance, (ii) $11,196 we paid to Mr. Browne related to a car allowance, (iii) $15,850 of contributions made by us to our 401(k) plan on behalf of Mr. Browne, and (iv) $1,035 we paid on behalf of Mr. Browne related to life insurance.

(10)

Consists of (i) $20,556 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, (iii) $15,850 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin, and (iv) $3,068 we paid on behalf of Mr. Wedin related to life insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)(2)			Restricted
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	shares
Name	Date	($)	($)	($)	($)	($)	($)	Granted(3)
Lecil Cole Chief Executive Officer	January 2016	$60,000	$270,000	$620,000	$60,000	$270,000	$620,000	5,587
Arthur Bruno Former Chief Operating Officer, and Former Chief Financial Officer	January 2016	24,000	148,500	356,500	24,000	148,500	356,500	-
Kenneth Catchot Chief Operating Officer	January 2016	42,000	209,250	488,250	42,000	209,250	488,250	4,330
Michael Browne Vice President, Fresh Operations	January 2016	18,000	121,500	294,500	18,000	121,500	294,500	2,514
Robert Wedin Vice President, Sales and Fresh Marketing	January 2016	18,000	121,500	294,500	18,000	121,500	294,500	2,514
James Snyder Former Interim Chief Financial Officer and Corporate Controller	January 2016	18,000	101,250	240,250	18,000	101,250	240,250	2,095

(1)

The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could earn under our performance-based bonus plan for services performed in fiscal 2015 upon our attaining the respective net income levels discussed above under Compensation Discussion and Analysis.  The above threshold, target and maximum bonuses was set by the Compensation Committee in January 2015.  The actual bonuses received by each officer are described in the Summary Compensation Table.

(2)

See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis.  Each dollar amount of restricted shares reflected in the table, if earned, would be converted into a number of shares based upon the actual closing price of our common stock on the date in 2016 that the shares were issued to the executive officer.

(3)

Reflects restricted shares actually issued to our named executive officers for services performed in the 2015 fiscal year, as discussed above in the Compensation Discussion and Analysis. The restricted stock was issued in January 2016 to all five of our executive officers and valued per FASB ASC Topic 718 totaling  $772,000. The market price of our common stock at the grant date was $48.68.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

In January 2014, all five of our executive officers were granted restricted shares. These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $30.50.  These shares vest in one-third increments, on an annual basis, beginning January 1, 2015. The grant date fair value of restricted stock granted during fiscal year 2014 for executive officers was computed in accordance with FASB ASC Topic 718, was $329,000.

In February 2015, all five of our executive officers were granted restricted shares. These shares have full voting rights and participate in dividends as if unrestricted.  The closing price of our stock on such date was $40.17.  These shares vest in one-third increments, on an annual basis, beginning January 8, 2016.  The grant date fair value of restricted stock granted during fiscal year 2014 for executive officers was computed in accordance with FASB ASC Topic 718, was $2,007,000.

In August 2015, Calavo appointed B. John Lindeman to serve as Calavo’s Chief Financial Officer. Mr. Lindeman succeeds Arthur J. Bruno, who retired as Calavo’s Chief Financial Officer in June 2015.  Mr. Lindeman received a signing bonus of $100,000 in cash and $300,000 in restricted shares of Calavo common stock having a value of $300,000, to be vested over a 36 month period. Mr. Lindeman received 5,531 restricted shares with the market price of our common stock at the grant date of $54.24.

See the following table for shares outstanding as of October 31, 2015.

Executive Officer	Stock Award ($)	Restricted Shares not vested
Lecil Cole	$882,613	22,585
Arthur Bruno	$-	-
Kenneth Catchot	$-	-
B. John Lindeman	$300,000	5,531
Michael Browne	$288,315	7,410
Robert Wedin	$288,315	7,410
James Snyder	$244,743	6,300

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

With respect to the named executive officers, there were no option or other equity award exercises, or vesting of stock awards, in fiscal year 2015 pursuant to our 2005 and 2011 employee stock plans.

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2015, the members of our Compensation Committee were Steven Hollister, James Helin, and Michael DiGregorio, who are all non-employee directors. None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during or prior to the time they served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or compensation committee.

STOCK INCENTIVE PLANS OF CALAVO GROWERS, INC.

In April 2011, our shareholders approved the Calavo Growers, Inc. 2011 Management Incentive Plan (the 2011 Plan).  All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2011 Plan.  Up to 1,500,000 shares of common stock may be issued by Calavo under the 2011 Plan.

The purpose of the 2011 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its Affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2011 Plan authorizes the granting of the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	“Non-qualified stock options” that are not intended to be incentive stock options; and

•	Shares of common stock that are subject to specified restrictions.

Subject to the adjustment provisions of the 2011 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2011 Plan and no person shall be granted awards under the 2011 Plan during any 12-month period that cover more than  150,000 shares of common stock.

The 2011 Plan is administered by our Compensation Committee.  The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock.  Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option.   Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock.   The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2011 Plan or of any award under the 2011 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options.  The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option.  With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option.  The 2011 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2011 Plan are generally not transferable, except by will or the laws of descent and distribution.  Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The Board of Directors may, at any time, amend, discontinue or terminate the 2011 Plan.  With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock.  No amendment or suspension of the 2011 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016.  Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP and Ernst & Young LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP and Ernst & Young LLP for fiscal 2015 and 2014 (in thousands).

	2015	2014
Audit Fees (1)	$1,258	$1,253
Audit-Related Fees	-	-
All Other Fees	-	-
Tax Fees (2)	473	415
Total	$1,731	$1,668

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)

For fiscal year 2015, tax fees principally included tax compliance fees of approximately $297,000, and tax advice fees totaling approximately $176,000.  For fiscal year 2014, tax fees principally included tax compliance fees of approximately $268,000, and tax advice fees totaling approximately $147,000.

All services rendered by Deloitte & Touche LLP and Ernst & Young LLP were approved by the Audit Committee.  The Audit Committee has adopted an approval policy that provides for the approval of all services to be performed for us by Deloitte & Touche LLP and Ernst & Young LLP.  The policy authorizes the Audit Committee to delegate to one or more of its members approval authority with respect to permitted services.  Pursuant to this policy, the Board delegated such authority to the Chairman of the Audit Committee.  All approval decisions must be reported to the Audit Committee at its next meeting.  The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP and Ernst & Young LLP

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management.  The Audit Committee manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee).  The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process.  Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

3.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4.  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Egidio Carbone, Chairman

John M. Hunt

Steven Hollister

Michael DiGregorio

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2015, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN OR ORAL REQUEST TO CALAVO GROWERS, INC., 1141-A CUMMINGS ROAD, SANTA PAULA, CALIFORNIA 93060, TELEPHONE (805) 525-1245, ATTENTION B. JOHN LINDEMAN.  WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE.  THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2016

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Lecil E. Cole and J. Link Leavens, and each of them, as the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held at 15765 W. Telegraph Road, Santa Paula, California, 93060 on Wednesday, April 27, 2016 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE THIRTEEN DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT and (4) REAPPROVAL OF THE PERFORMANCE CRITERIA INCLUDED IN CALAVO’S 2011 MANAGEMENT INCENTIVE PLAN.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 4 LISTED ON THE REVERSE SIDE OF THIS PROXY.   IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	☐	FOR ALL NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT (To withhold authority to vote for any dividual nominee(s), mark “FOR ALL EXCEPT” box and strike a line throught the name(s) of the nominee(s) below)	* CUMULATIVE VOTING ELECTION

*  (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times thirteen.  For example, if you own 100 shares, you are entitled to cast 1,300 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Lecil E. Cole		Votes FOR
George H. Barnes		Votes FOR
James D. Helin		Votes FOR
Donald M. Sanders		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
Scott Van Der Kar		Votes FOR
J. Link Leavens		Votes FOR
Dorcas H. Thille		Votes FOR
John M. Hunt		Votes FOR
Egidio Carbone, Jr.		Votes FOR
Harold Edwards		Votes FOR
Steven Hollister		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2016						4. REAPPROVAL OF THE PERFORMANCE CRITERIA INCLUDED IN CALAVO’S 2011 MANAGEMENT INCENTIVE PLAN

						☐	FOR	☐	AGAINST	☐	ABSTAIN
☐	FOR	☐	AGAINST	☐	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT

4. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.  The Board of Directors, at present, knows of no other business to be presented at the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

I (WE) WILL	☐	WILL NOT	☐	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2016

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.